EXHIBIT 99.1

Press Release	FOR IMMEDIATE RELEASE
	Contact:	Lawrence J. LeBon, III,
Chairman, President &
Chief Executive Officer
or
John LeBlanc,
SVP & Chief Financial Officer
	Telephone:	(504) 834-1190

LOUISIANA BANCORP, INC.
ANNOUNCES EARNINGS FOR THE THIRD QUARTER, A SECOND STOCK
REPURCHASE PROGRAM AND THE OPENING OF A LOAN PRODUCTION OFFICE

Metairie, Louisiana – (November 3, 2008) – Louisiana Bancorp, Inc. (the “Company”) (NASDAQ Global Market: LABC), the holding company for Bank of New Orleans (the “Bank”), announced today that the Company’s net income for the quarter ended September 30, 2008 was $749,000, or $.13 per share (basic and diluted), a decrease of $151,000, from the third quarter of 2007.  For the nine month period ended September 30, 2008, the Company reported net income of $2.0 million, or $.35 per share (basic and diluted), an increase of $356,000 from the nine month period ended September 30, 2007.  The decrease in net income for the three months ended September 30, 2008 compared to the three month period ended September 30, 2007 is due primarily to increases in non-interest expense related to our equity-based compensation plans and the Louisiana bank shares tax.  These non-interest expense items did not exist for periods prior to January 1, 2008.  The increase in net income for the nine month period ended September 30, 2008 compared to the nine month period ending September 30, 2007 is primarily attributed to the additional interest income generated by higher average balances of interest earning assets following the Company’s initial public offering in July 2007.  The impact of the increase in interest income was partially offset by the higher levels of non-interest expense, referenced above.

In addition, the Company announced today that it will initiate a stock repurchase program to acquire up to 5%, or 301,422 shares, of its outstanding common stock.  The shares may be purchased in the open market or privately negotiated transactions from time to time depending upon market conditions and other factors over the next six months.  This is the Company’s second stock repurchase program since going public.  The Company completed its previously announced 5% repurchase program today.  Furthermore, the Company completed its acquisition of 253,829 shares of common stock for its 2007 Recognition and Retention plan on October 1, 2008.

The Company further announced that the Bank of New Orleans has recently opened a loan production office in Hammond, Louisiana at 2105 Rue Simone.  The office will focus its lending efforts on loans secured by residential and commercial real estate in the Hammond region.

Lawrence J. LeBon, III, Chairman, President and Chief Executive Officer of the Company and the Bank, stated: “The strength of our balance sheet, and the quality of loan portfolio has contributed to another successful quarter for the Company.  The Company continues to be well capitalized, with minimal loan delinquencies and no repossessed assets.  Our loan and investment portfolios are free from sub-prime collateral, and will remain so.”  LeBon further stated, “In addition to the recent opening of our Hammond loan production office, we have restructured our residential lending department and recruited one of the region’s most experienced mortgage lenders to manage its operation.  As we finish the year and begin to prepare for 2009, I am excited to say that the Bank will commence renovations of its New Orleans lakefront branch in the next few months, and we anticipate re-opening the office during the third quarter of 2009.  Our focus remains on developing long-term personal and commercial banking relationships in southern Louisiana, upholding asset quality through diligent underwriting and persistent review of the loan portfolio, and prudently managing the capital of the Company in our efforts to maximize long-term shareholder value.”

During the nine month period ending September 30, 2008, total assets increased by $19.2 million to $290.1 million compared to $270.9 million at December 31, 2007.  Total investment securities decreased during the period by an aggregate of $11.4 million, while our mortgage-backed securities portfolio increased by an aggregate of $26.3 million.  Total loans receivable increased during the first nine months of 2008 by $8.9 million, primarily due to growth in first mortgage loans secured by commercial real estate collateral.  The growth in the balance sheet was funded by increases in deposits of $5.5 million and increases in total borrowings of $16.3 million.  Total shareholders’ equity capital amounted to $85.8 million at September 30, 2008, of 29.6% of total assets.  Shareholders’ equity was $4.1 million less at September 30, 2008 compared to December 31, 2007 due primarily to repurchases of common shares for the Company’s 2007 Recognition and Retention Plan at a cost of $3.0 million, and repurchases of shares for treasury at a cost of $3.1 million pursuant to the Company’s initial stock repurchase program.  Net income during the nine month period was $2.0 million.

Net interest income for the third quarter of 2008 was $2.5 million, an increase of $146,000 from the third quarter of 2007.  Interest income for the three month periods ended September 30, 2008 and 2007 was $3.9 million and $3.7 million, respectively.  Interest income on loans increased by $136,000 in the third quarter of 2008 compared to the third quarter of 2007.  Interest income on mortgage backed securities increased by $566,000 in the third quarter of 2008 compared to the third quarter of 2007 and interest income on investment securities increased by $16,000 during the same period.  Interest income on other interest-bearing deposits declined during this three month period by $461,000, as the net proceeds from our public offering in the third quarter of 2007 were transferred from short-term interest bearing deposits into mortgage backed securities and investment securities.  For the nine month period ended September 30, 2008, net interest income was $7.3 million, an increase of $1.7 million from the first nine months of 2007.  During the first nine months of 2008, interest income on loans increased by $374,000 compared to the first nine months of 2007.  Interest income on mortgage backed securities increased by $1.5 million and interest income on investment securities increased by $498,000, in comparison to the nine months ended September 30, 2007. The increases in interest income for the respective nine month periods were primarily due to increases in the average balances of the respective portfolios.  In the aggregate, total average interest-earning assets grew by $29.8 million during the third quarter of 2008 compared to the third quarter of 2007.

Interest expense was $1.5 million for the quarter ended September 30, 2008 compared to $1.3 million for the quarter ended September 30, 2007.  Interest paid on deposits for the third quarter of 2008 was $945,000, a decrease a $99,000 from the third quarter of 2007.  Despite growth of $4.3 million in average deposits during the 2008 quarter as compared to the 2007 quarter, interest expense declined due to a decrease in the average rate paid on deposits.  The average rate paid on deposits during the third quarter of 2008 was 2.62%, a decrease of 36 basis points from the third quarter of 2007.  Interest expense on borrowings was $514,000 during the third quarter of 2008, an increase of $210,000 from the third quarter of 2007.  Average total borrowings were $50.4 million for the third quarter of 2008 compared to $26.2 million for the third quarter of 2007.  The increase in borrowings were primarily due to wholesale funding strategies used to fund the acquisition of Fannie Mae and Freddie Mac mortgage backed securities collateralized by conventional, conforming mortgage loans.  For the nine month period ended September 30, 2008, interest expense increased by $204,000 to $4.4 million, as compared to the nine month period ended September 30, 2007.  Average interest-bearing liabilities increased to $188.1 million during the nine months ended September 30, 2008, an increase of $8.8 million from the nine month period ended September 30, 2007.   Average interest-bearing deposits declined by $6.4 million for the nine month period ended September 30, 2008 in comparison with the nine month period ended September 30, 2007.  The decline in average deposits reflects the short-term deposit of $53.9 million in proceeds received from subscribers in our stock offering in June 2007, which were subsequently disbursed in July 2007 when the Company’s initial public offering closed.  These short-term deposits increased the average balance of interest-bearing deposits during the nine month period ended September 30, 2007.  Interest expense on total borrowings was $1.4 million for the nine months ended September 30, 2008, an increase of $355,000 from the nine months ended September 30, 2007.  As stated previously, total borrowings increased as the Bank levered its balance sheet to acquire additional mortgage backed securities in the fourth quarter of 2007 and first quarter of 2008.

The Bank recorded net recoveries on its allowance for loan losses of $12,000 during the third quarter of 2008, compared to net recoveries on its loan loss provisions of $75,000 for the same quarter of 2007.  For the nine month periods ended September 30, 2008 and 2007, the Bank recorded net recoveries of $39,000 and $135,000, respectively.  The recoveries in both the 2008 and 2007 periods pertain to provisions for loan losses previously made on loans secured by properties damaged by Hurricane Katrina in 2005 that were subsequently paid off by the borrowers.  Our allowance for loan losses as a percentage of total loans receivable was 1.82% at September 30, 2008, a decline of 19 basis points from December 31, 2007.  Our allowance for loan losses at September 30, 2008 amounted to 878.92% of our non-performing loans.

Our non-interest income for the third quarter of 2008 was $152,000 compared to $147,000 for the third quarter of 2007.  Non-interest income for the nine months ended September 30, 2008 and 2007 was $390,000 and $344,000, respectively.

Non-interest expense for the third quarter of 2008 was $1.5 million, an increase of $332,000 from the third quarter of 2007.  Salaries and employee benefits expense increased by $269,000 due to overall higher levels of salaries and the implementation of the Company’s equity based compensation plans, which were approved by our shareholders in February 2008.   Occupancy expenses and other non-interest expenses increased by $31,000 and $32,000, respectively during the third quarter of 2008 compared to the third quarter of 2007.  On a linked-quarter basis, other non-interest expense decreased $178,000 during the third quarter of 2008 compared to the second quarter of 2008.  This decline in other non-interest expense was primarily due to a revision of the Company’s estimated Louisiana bank shares tax. The Company’s estimate was revised upon receipt of the Louisiana Tax Commission’s assessment base calculation.  For the nine months ended September 30, 2008 and 2007, non-interest expense was $4.7 million and $3.6 million, respectively.  Salary and benefit expenses increased by $712,000 and other non-interest expense increased by $446,000 during the nine month period ending September 30, 2008, over the comparable nine month period in 2007.  As stated earlier, the increased levels of salaries and benefits expense for the 2008 periods was due to overall higher levels of salaries and the implementation of our equity-based compensation plans that were approved by our shareholders in February 2008.  The increase in other noninterest expense during the nine month period ended September 30, 2008 compared to the first nine months of 2007 was due primarily to the Louisiana bank shares tax and the Louisiana corporate franchise tax, which were not applicable prior to our mutual-to-stock conversion and initial public offering.  The Louisiana bank shares tax was $214,000 and the Louisiana corporate franchise tax was $68,000 for the nine month period ending September 30, 2008.  The remaining increase in other non-interest expense was due to increased advertising expenditures and higher levels of professional fees due to our status as a publicly traded company in the 2008 period.

Income tax expense for the third quarter of 2008 was $354,000 compared to $447,000 for the third quarter of 2007.  The decrease in income tax expense for the 2008 period compared to the 2007 period was due to the decrease in pre-tax income during the period.  Income tax expense for the nine months ended September 30, 2008 amounted to $947,000 compared to $801,000 for the nine months ended September 30, 2007.  The increase in income tax expense during the nine month period ended September 30, 2008 compared to the nine month period ended September 30, 2007 period was due to the increase in pre-tax income during the period.

This news release contains certain forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  Louisiana Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2007, which is available from the SEC’s website, www.sec.gov, or the Company’s website, www.bankofneworleans.net, describes some of these factors, including the effects of Hurricane Katrina and our susceptibility to hurricanes and tropical storms in the future, market rates of interest, competition, risk elements in the loan portfolio, general economic conditions, the level of the allowance for losses on loans, geographic concentration of our business, risks of our growth strategy, dependence on our management team and regulation of our business.  Forward-looking statements speak only as of the date they are made.  We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in Thousands, except per share amounts)

	At Sept. 30, 2008	At Dec. 31, 2007
	(unaudited)
Selected Financial and Other Data:
Total assets	$290,083	$270,944
Cash and cash equivalents	7,922	11,648
Investment securities:
Available-for-sale	32,573	40,468
Held-to-maturity	3,453	6,950
Mortgage-backed securities:
Available-for-sale	24,580	32,168
Held-to-maturity	108,620	74,693
Loans receivable, net	105,797	96,902
Deposits	149,083	143,629
FHLB advances and other borrowings	50,708	34,416
Shareholders’ equity	85,753	89,870

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2008	2007	2008	2007
		(unaudited)
Selected Operating Data:
Total interest income	$3,909	$3,652	$11,644	$9,712
Total interest expense	1,459	1,348	4,373	4,169
Net interest income	2,450	2,304	7,271	5,543
Recovery of provision for loan losses	(12)	(75)	(39)	(135)
Net interest income after provision for loan losses	2,462	2,379	7,310	5,678
Total non-interest income	152	147	390	344
Total non-interest expense	1,511	1,179	4,746	3,570
Income before income taxes	1,103	1,347	2,954	2,452
Income taxes	354	447	947	801
Net income	$749	$900	$2,007	$1 ,651

Earnings per share:
Basic	$0.13	N/A	$0.35	N/A
Diluted	$0.13	N/A	$0.35	N/A
Weighted average shares outstanding
Basic	5,611,521	N/A	5,752,038	N/A
Diluted	5,655,336	N/A	5,777,688	N/A

The Company completed its initial public offering in July 2007.  Therefore, our shares were not issued or outstanding for the entire year ended December 31, 2007.  For this reason, earnings per share have not been reported for periods prior thereto.

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2008	2007	2008	2007
Selected Operating Ratios (1):
Average yield on interest-earning assets	5.50%	5.74%	5.57%	5.63%
Average rate on interest-bearing Liabilities	3.00	3.24	3.10	3.10
Average interest rate spread(2)	2.50	2.50	2.47	2.53
Net interest margin(2)	3.45	3.62	3.48	3.21
Average interest-earning assets to average interest-bearing liabilities	146.03	153.03	148.17	128.22
Net interest income after provision for loan losses to non-interest expense	162.94	201.78	154.02	159.05
Total non-interest expense to average Assets	2.07	1.80	2.22	2.01
Efficiency ratio(3)	58.07	48.10	61.95	60.64
Return on average assets	1.03	1.38	0.94	0.93
Return on average equity	3.39	4.09	2.99	4.48
Average equity to average assets	30.36	33.61	31.40	20.72

	At Sept. 30, 2008	At Dec. 31, 2007
Asset Quality Ratios (4):
Non-performing loans as a percent of total loans receivable (5)(6)	0.21%	0.52%
Non-performing assets as a percent of total assets (5)	0.08	0.19
Allowance for loan losses as a percent of non-performing loans	878.92	398.21
Allowance for loan losses as a percent of total loans (6)	1.82	2.01
Net charge-offs (recoveries) to average loans receivable (6)	--	--

Capital Ratios (4):
Tier 1 leverage ratio	20.55%	23.52%
Tier 1 risk-based capital ratio	49.71	57.72
Total risk-based capital ratio	50.96	58.97
_________________

(1)	All operating ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(2)
Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

Footnotes continued on next page

(3)	The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(4)
Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.  Capital ratios are for the Bank, only.  During the second quarter of 2008, the Bank made a $4.7 million cash dividend to the Company, which reduced the Bank’s regulatory capital.  The Bank remains significantly above the well-capitalized threshold.

(5)	Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all non-accruing loans and accruing loans 90 days or more past due.

(6)	Loans receivable are presented before the allowance for loan losses but include deferred costs/fees.